Exhibit 10.18

FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 31, 2015 (the “Employment Agreement”), is entered by and between CVR Energy, Inc., a Delaware corporation (the “Company”), and John J. Lipinski (the “Executive”) and is effective January 1, 2016 (the “Effective Date”).
The Company and the Executive entered into a Fourth Amended and Restated Employment Agreement dated as of December 19, 2013, as amended March 17, 2014 (as amended, the “Prior Employment Agreement”). The Company and the Executive desire to amend and restate the Prior Employment Agreement in its entirety as of the Effective Date on the terms provided herein.
In consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:
Section 1.Employment.
1.1.    Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the Effective Date and ending on the earlier of (i) December 31, 2017 and (ii) the termination or resignation of the Executive’s employment in accordance with Section 3 hereof (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Employment Agreement may be extended for one year following the Initial Term (a “Renewal Term”), or for one year following the then-current Renewal Term, in each case if the Company provides the Executive with written notice that such period shall be extended at least 90 days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). Each additional one-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable.
1.2.    Duties. During the Term, the Executive shall serve as Chief Executive Officer and President of the Company and such other or additional positions as an officer or director of the Company, and of such direct or indirect affiliates of the Company (“Affiliates”), as the Executive and the board of directors of the Company (the “Board”) mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Board. The Executive shall be employed in the State of Texas during the Term.
1.3.    Exclusivity. During the Term, the Executive shall (i) devote substantially all of his professional time and attention to the business and affairs of the Company and its Affiliates, (ii) to the best of his abilities, faithfully serve the Company and its Affiliates, (iii) in all material respects conform to and comply with the lawful and reasonable directions and instructions given to Executive by the Board, consistent with Section 1.2 hereof, (iv) use Executive’s best efforts to advance, promote and serve the interests of the Company and its Affiliates, (v) comply with all of the policies of the Company and its Affiliates (including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics, as are from time to time in effect), and (vi) except as otherwise permitted herein, not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. The provisions of this Section 1.3 shall not be construed to prevent Executive from (a) investing Executive’s personal, private assets as a passive investor in such form or manner as will not require any active services on the part of Executive in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made, (b) serving on the board of directors of Chesapeake Energy Corporation, or one or more other companies, provided such service does not materially conflict with the Executive’s duties and obligations to the Company and such service is approved by the chairman of the Board of Directors of the Company, or (c) serving on the board of directors or board of trustees for Thumbs Up Enterprises Limited, any other family-related businesses or charitable or non-profit organizations, provided such service does not materially conflict with the Executive’s duties and obligations to the Company.
Section 2.Compensation.
2.1.    Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of $1,000,000 which annual salary shall be prorated for any partial year at the beginning or end of the Term and shall accrue and be payable in accordance with the Company’s standard payroll policies, as such salary may be adjusted upward (but not downward) by the Compensation Committee of the Board in its sole and absolute discretion (as adjusted, the “Base Salary”).
2.2.    Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target award equal to 250% of the Executive’s Base Salary. The Annual Bonus will be subject to all of the terms and conditions of the applicable bonus plan, and consistent with this Employment Agreement. The actual Annual Bonus payouts will be based on achievement of the individual and/or Company performance criteria established for the applicable fiscal year by the Compensation Committee (or such other duly authorized committee thereof) of the Board (the “Compensation Committee”) in its sole and absolute discretion. The Annual Bonus (or any pro-rated portion thereof), if any, payable to Executive for a fiscal year will be paid by the Company to the Executive in the immediately succeeding fiscal year only after the completion of the audit of the Company’s consolidated financial statements and filing of the Company’s Annual Report on Form 10-K with respect to such fiscal year and, only after the Compensation Committee, in its sole and absolute discretion, has approved the final achievement level and payout; provided, however, that if the Annual Bonus is payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, the Annual Bonus shall be paid at such time as is provided in the applicable plan. Except with respect to any Pro-Rata Bonus the Executive becomes entitled to herein, the Executive must be actively employed through the last day of the fiscal year during the Term in which the Annual Bonus was earned to be eligible for an Annual Bonus payment.
2.3.    Employee Benefits. During the Term, the Executive shall be eligible to participate in such employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company and subject to the terms and conditions of any such plans and programs.
2.4.    Paid Time Off. During the Term, the Executive shall be entitled to 27 days of paid time off (“PTO”) each year.
2.5.    Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing Executive’s duties under this Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.
2.6.    Performance Unit Award. Concurrent with the execution of this Employment Agreement, and annually on the anniversary of the execution of this Employment Agreement during the Term, the Executive and the Company shall enter into a Performance Unit Agreement in substantially the form attached hereto as Appendix A, pursuant to which the Company shall grant to the Executive the “Performance Units” specified therein with an aggregate value of $3,500,000.
2.7.    Logistics MLP Incentive. The Executive will become entitled to an incentive payment of $5,000,000 if the following objectives are met (the “Logistics MLP Objectives”): (i) the Company or a subsidiary of the Company obtains an equity or management interest in a logistics master limited partnership (a “Logistics MLP”) in a transaction approved by the Board (or the board of directors of the subsidiary), provided such Logistics MLP results from an initial public offering, spin transaction, acquisition or joint venture; and (ii) such Logistics MLP is trading on a national securities exchange on or prior to December 31, 2017. The date upon which both of the Logistics MLP Objectives are achieved is hereinafter referred to as the “Logistics MLP Achievement Date.” Notwithstanding anything to the contrary herein, (A) the payment of such incentive payment to the Executive is conditioned upon the Executive remaining employed with the Company from the date hereof through December 31, 2017 (unless the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason on or after the Logistics MLP Achievement Date and prior to December 31, 2017), and (B) any such payment shall be the obligation of the Logistics MLP and not of the Company. Subject

to the foregoing conditions, the incentive payment described in this Section 2.7 will be payable within 10 days following December 31, 2017 (or, if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason on or after the Logistics MLP Achievement Date but prior to December 31, 2017, the date of such termination).
Section 3.Employment Termination.
3.1.    Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily resign Executive’s employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 30 days’ notice to the other party. Upon the termination or resignation of the Executive’s employment with the Company for any reason (whether during the Term or thereafter), the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination or resignation, any earned but unpaid Annual Bonus for completed fiscal years, any unused accrued PTO, any unreimbursed expenses in accordance with Section 2.5 hereof and any accrued and vested rights or benefits under any Company sponsored employee benefits plans payable in accordance with the terms and conditions of such plans (collectively, the “Accrued Amounts”).
3.2.    Certain Terminations.
(a)    Termination by the Company Other Than For Cause or Disability; Resignation by the Executive for Good Reason. If during the Term (i) the Executive’s employment is terminated by the Company other than (x) for Cause or (y) due to the Executive’s death or Disability or (ii) the Executive resigns for Good Reason, then in addition to the Accrued Amounts, the Executive shall be entitled to (collectively, the “Severance Payments”) (a) the continuation of Executive’s Base Salary in accordance with the Company’s standard payroll policies at the rate in effect immediately prior to the date of termination or resignation (or, in the case of a resignation for Good Reason, at the rate in effect immediately prior to the occurrence of the event constituting Good Reason, if greater) for the lesser of (A) six months and (B) the remainder of the Term (as applicable, the “Severance Period”), and (b) a pro-rata Annual Bonus (“Pro-Rata Bonus”) for the fiscal year of termination based on achievement of the individual and/or corporate performance criteria established for such fiscal year by the Compensation Committee (in its sole and absolute discretion) and determined by multiplying the amount of the Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of completed months during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 12, which amount, if any, shall be payable by the Company to the Executive in the immediately succeeding fiscal year only after the completion of the audit of the Company’s consolidated financial statements and filing of the Company’s Annual Report on Form 10-K with respect to such fiscal year of termination and, only after the Compensation Committee, in its sole and absolute discretion, has approved the final achievement level and payout. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with the Executive’s employment and termination or resignation of employment with the Company (the “Release”) in a form reasonably acceptable to the Company and the Executive that becomes effective not later than 45 days after the date of such termination or resignation of employment. The Company shall provide the form of the Release to the Executive within five days following the date of the Executive’s termination or resignation of employment. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments (to the extent applicable) that has been paid to the Executive pursuant to this Section 3.2(a). Subject to the foregoing and Section 3.2(b), the Severance Payments will commence to be paid to the Executive on the 45th day following the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto.
(b)    Change in Control Termination. If (A) (i) the Executive’s employment is terminated by the Company other than for Cause or Disability, or (ii) the Executive resigns for Good Reason, and such termination or resignation described in (i) or (ii) of this clause (A) occurs within the one year period following a Change in Control, or (B) the Executive’s termination or resignation is a Change in Control Related Termination, then, in addition to the Severance Payments described in Section 3.2(a), the Executive shall also be entitled to a payment each month during the Severance Period equal to one-sixth of the target Annual Bonus for the year in which the Executive’s termination or resignation occurs (determined without regard to any reduction in Base Salary or target Annual Bonus percentage subsequent to the Change in Control or in connection with the Change in Control Related Termination) and such amounts shall be deemed to be included in the term Severance Payments for purposes of this Employment Agreement.
(c)    Termination by the Company For Disability. If the Executive’s employment is terminated during the Term by the Company by reason of the Executive’s Disability, in addition to the Accrued Amounts and any payments to be made to the Executive under the Company’s disability plan(s) as a result of such Disability, the Company shall pay to the Executive such supplemental amounts (the “Supplemental Disability Payments”) as shall be necessary to result in the payment of aggregate amounts to the Executive as a result of his Disability that shall be determined based on the Executive’s Base Salary rate as in effect immediately before such Disability; provided, that, at the Company’s option, the Company may purchase insurance to cover its obligations under this Section 3.2(c) and the Executive shall cooperate to assist the Company in obtaining such insurance. Such Supplemental Disability Payments shall be made for the lesser of (A) six months and (B) the remainder of the Term. The Company shall also pay to the Executive a Pro-Rata Bonus in the event of a termination of employment described in this Section 3.2(c). The Company’s obligations to make the Supplemental Disability Payments and pay the Pro-Rata Bonus shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a Release that becomes effective not later than 45 days after the date of such termination of employment. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Supplemental Disability Payments and the Pro-Rata Bonus that have been paid to the Executive pursuant to this Section 3.2(c). Subject to the foregoing and Section 3.2(f), the Supplemental Disability Payments will commence to be paid to the Executive on the 45th day following the Executive’s termination of employment. The Pro-Rata Bonus shall be paid at the time when annual bonuses are paid generally to the Company’s senior executives for the year in which the Executive’s termination of employment occurs.
(d)    Termination by Reason of Death. If the Executive’s employment is terminated during the Term by reason of his death, in addition to the Accrued Amounts and any employee benefits to which the Executive’s estate, spouse or other beneficiaries, as applicable, may be entitled, the Company shall pay to the beneficiary designated in writing by the Executive (or to his estate if no such beneficiary has been so designated), (i) the Base Salary which the Executive would have received if he had remained employed under this Employment Agreement for the lesser of (A) six months and (B) the remainder of the Term; provided, that, at the Company’s option, the Company may purchase insurance to cover its obligations under this Section 3.2(d) (which for the avoidance of doubt shall not include insurance provided by the Company under its group life insurance plan covering employees generally) and the Executive shall cooperate to assist the Company in obtaining such insurance and (ii) a Pro-Rata Bonus.
(e)    Riverstone. Upon and following the expiration or termination of this Employment Agreement, the Executive shall be entitled to use of the Company’s Riverstone facilities at the Executive’s expense based on the same rates applied toward executive officers of the Company; provided, however, that, at any time following the two-year anniversary of such expiration or termination date, such usage by the Executive may be terminated by either the Company or the Executive with thirty (30) days’ prior notice to the other party. Notwithstanding the foregoing, the Executive’s entitlement pursuant to this Section 3.2(e) (i) shall apply only if the Executive’s use of such facilities does not in any way interfere or conflict with the Company’s use of such facilities, (ii) is conditioned upon, and subject to, the Company continuing to hold 100% ownership interest in such facilities (and the Company shall have no obligation to continue to hold such ownership interest), (iii) shall not be deemed to “run with the land” under applicable property or other laws, (iv) shall not apply if the Executive’s employment is terminated for Cause. For the avoidance of doubt, nothing in this Section 3.2(e) shall in any way restrict or limit the ability of the Company to dispose all or any portion of its interests in such Riverstone facilities.
(f)    Section 409A. To the extent applicable, this Employment Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder. If on the date of the Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company the Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Executive at any time prior to the earlier of (a) the expiration of the six (6) month period following the Executive’s separation from service, and (b) the Executive’s death, and any such amounts deferred during such period shall instead be paid in a lump sum to the Executive (or, if applicable, the Executive’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Executive’s death. For purposes of conforming this Employment Agreement to Section 409A of the Code, the parties agree that any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a

“separation from service” as defined in Treasury Regulation §1.409A-1(h). For purposes of applying Section 409A of the Code to this Employment Agreement (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be entitled to receive under this Employment Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. Neither the Company, nor any of its Affiliates shall be obligated to pay or otherwise gross-up the Executive for any federal, state, local or foreign taxes relating to or arising with respect to any benefits, compensation or payment made under this Employment Agreement.
3.3.    Exclusive Remedy. The foregoing payments upon termination or resignation of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination or resignation of Executive’s employment under this Employment Agreement.
3.4.    Resignation from All Positions. Upon the termination or resignation of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination or resignation, from and with respect to all positions the Executive then holds as an officer, director, employee and member of the Board of Directors (and any committee thereof) of the Company and any of its subsidiaries.
3.5.    Cooperation. Following the termination or resignation of the Executive’s employment with the Company for any reason and during any period in which the Executive is receiving Severance Payments or Supplemental Disability Payments, or for six months following termination or resignation of the Executive’s employment with the Company if no Severance Payments or Supplemental Disability Payments are payable, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its Affiliates, provided, however, such period of cooperation shall be for three years, following any such termination or resignation of Executive’s employment for any reason, with respect to tax matters involving the Company or any of its Affiliates. Upon and following any such request of the Board, and only for so long as the Executive is receiving Severance Payments or Supplemental Disability Payments, the Executive shall receive access to email and information technology services from the Company. Notwithstanding the foregoing, (i) the Company shall have the right to revoke or terminate such access at any time for any or no reason and with or without notice, and (ii) Executive’s access to such information shall be conditioned upon, and subject to, the Executive not representing himself to be, or holding himself out as, an employee, officer, director, trustee, agent or representative of the Company for any purpose, or otherwise representing himself as a person having any authority to act on behalf of the Company. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters as agreed by the Executive and the Board and the Company shall compensate the Executive for such cooperation at an hourly rate based on the Executive’s most recent base salary rate assuming 2,000 working hours per year; provided, that if the Executive is required to spend more than 40 hours in any month on Company matters pursuant to this Section 3.5, the Executive and the Board shall mutually agree to an appropriate rate of compensation for the Executive’s time over such 40 hour threshold.

Section 4.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Proprietary Rights.
4.1.    Unauthorized Disclosure.
(a)    During the Term and at all times thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company and each of its Affiliates, all secret or confidential information, knowledge or data, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information and lists, software, trade secrets, sources of supplies and materials, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business, or other information concerning the products, promotions, development, financing, expansion plans, business policies and practices, of the Company and each of its Affiliates, and their respective businesses, and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (i) obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and/or during any period of time in which the Executive has access to email and/or information technology services from the Company, and (ii) not otherwise in the public domain (collectively, “Confidential Information”).
(b)    The Executive also agrees to keep confidential and not to publish, post on his own or to disclose any personal information regarding any controlling Person of the Company (or any of its Affiliates), including, without limitation, Carl C. Icahn, or any of his Affiliates and their respective employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Employment Agreement). The Executive shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Employment Agreement. The Executive will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Employment Agreement. The Executive agrees not to disparage the Company, its officers and directors, Mr. Icahn, any Related Parties, or any Affiliate of any of the foregoing, in each case during and/or after the Executive’s employment hereunder. Without limiting anything contained above, the Executive agrees and acknowledges that all personal and not otherwise public information about the Company and its Affiliates (including, without limitation, all information regarding Icahn Enterprises L.P. (“IEP”), Carl C. Icahn, Mr. Icahn’s family, and employees of the Company, IEP and their respective Affiliates) shall constitute Confidential Information for purposes of this Employment Agreement.
(c)    Upon termination or resignation of the Executive’s employment with the Company (excepting any permitted use contemplated by Section 3.2(a)), the

Executive shall promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company and related to such employment with the Company, and any copies thereof in Executive’s (or capable of being reduced to Executive’s) possession.
(d)    The Executive further agrees not to write, contribute to, or assist any other person in writing or creating, a book, film, broadcast, article, blog or any other publication (whether in print, electronic or any other form) about or concerning, in whole or in part, the Company, IEP, Mr. Icahn and his family members or any of the respective Affiliates and subsidiaries of any of the foregoing (as applicable), in any media, and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information. In furtherance of the foregoing, the Executive agrees that during the Term and following the termination of his employment with the Company, the sole and only disclosure or statement he will make about or concerning any or all of the Company, IEP, Mr. Icahn and his family members or any of the respective Affiliates and subsidiaries of any of the foregoing (as applicable) is to acknowledge that the Executive is or was employed by the Company (unless otherwise required by applicable law).
4.2.    Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its Affiliates, the Executive agrees that the Executive shall not, except as otherwise provided herein, during the Term and thereafter for the period during which the Severance Payments or Supplemental Disability Payments are payable or six months following the end of the Term if no Severance Payments or Supplemental Disability Payments are payable (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a principal, agent, owner, stockholder, director, officer, consultant, advisor, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any business which is either (i) in competition with the business of the Company or any of its Affiliates conducted during the preceding six months (or following the Term, the six months preceding the last day of the Term), or (ii) proposed to be conducted by the Company or any of its Affiliates in the Company’s or Affiliate’s business plan as in effect at that time (or following the Term, the business plan as in effect as of the last day of the Term); provided, that a Restricted Enterprise shall only include such a Person that primarily operates within the State of Kansas or

Oklahoma. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status. For the avoidance of doubt, (A) a Restricted Enterprise shall not include any Person or division thereof that is engaged in the business of supplying (but not refining) crude oil or natural gas and (B) if the Executive’s employment is terminated by the Company without Cause or this Employment Agreement expires upon or following the end of the Initial Term or any Renewal Term, beginning 90 days following the Executive’s last day of employment, the Executive may serve on the board of directors of a Restricted Enterprise.
4.3.    Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly solicit (or assist any Person to solicit) for employment any person who is, or within six months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates, provided, however, that this Section 4.3 shall not prohibit the hiring of any individual as a result of the individual’s response to an advertisement in a publication of general circulation.
4.4.    Non-Solicitation of Customers/Suppliers. During the Restriction Period, the Executive shall not, directly or indirectly, (i) solicit, interfere with or entice away from the Company or any of its Affiliates, any current supplier, customer or client, (ii) direct or solicit any current supplier, customer or client away from the Company or any of its Affiliates, or (iii) advise any Person not to do business with, or be employed by the Company or any of its Affiliates, (iv) in each case, to the extent such supplier, customer or client primarily operates within the State of Kansas or Oklahoma.
4.5.    Extension of Restriction Period. The Restriction Period shall be extended for a period of time equal to any period during which the Executive is in breach of any of Section 4.2, 4.3 or 4.4 hereof.
4.6.    Proprietary Rights. Any and all inventions, processes, know-how, technologies, trade-secrets information, intellectual property, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by Executive, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company or its Affiliates (whether or not on the Company’s or any of its Affiliates’ time or with the use of the Company’s or any of its Affiliates’ facilities or materials) (the “Developments”) shall be the property of the Company or any of its Affiliates, as the case may be, and shall be promptly and fully disclosed by the Executive to the Company. Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its Affiliates, the Executive assigns all of Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its Affiliates as the Executive’s employer. Whenever requested to do so by the Company, and without further compensation therefor, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to the Developments, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with Executive’s execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that Executive holds as of the date hereof. If the Company is unable for any reason to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company, its Affiliates, and their respective duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.
4.7.    Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys. Notwithstanding anything in this Section 4.7 to the contrary, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Employment Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.
4.8.    Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company and its Affiliates for which the Company and its Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company and its Affiliates shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company and its Affiliates may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments or Supplemental Disability Payments paid by the Company back to the Company. The terms of this paragraph shall not prevent the Company or its Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and Executive’s material participation in the operation of such businesses.

Section 5.    Representation.
The Executive acknowledges, covenants, agrees, warrants and represents that: (i) he is not a party to any contract, nor is he subject to, or bound by any commitment, restrictive covenant or agreement, order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which either would or purports to, prevent or restrict him from entering into and performing his obligations under this Employment Agreement free of any limitations; (ii) he is free to enter into the arrangements contemplated herein; (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its Affiliates; (iv) the termination of his existing employment, his entry into the employment contemplated herein and the performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject; and (v) he has had an opportunity to consult with independent legal counsel regarding his rights and obligations under this Employment Agreement and that he fully understands the terms and conditions contained herein.
Section 6.    Withholding.
All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law.
Section 7.    Effect of Section 280G of the Code.
7.1.    Payment Reduction. Notwithstanding anything contained in this Employment Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company, any Affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax; provided, however, that, solely to the extent applicable, the Company shall use its reasonable best efforts to obtain shareholder approval of the Payments provided for in this Employment Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payment may be made to the Executive of such Payments without the application of an Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
7.2.    Determination of Amount of Reduction (if any). The determination of whether the Payments shall be reduced as provided in Section 7.1 hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within 10 days after the Executive’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive.
Section 8.    Miscellaneous.
8.1.    Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
8.2.    Fees and Expenses. In the event of any dispute between the Company and the Executive arising under this Employment Agreement, the Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive in the event the Executive is the prevailing party in such dispute; provided, that, if it is determined that the Executive’s termination of employment was for Cause, the Executive shall not be entitled to any payment or reimbursement pursuant to this Section 8.2.
8.3.    Indemnification. To the extent provided in the Company’s Certificate of Incorporation or Bylaws, as in effect from time to time, and subject to any separate agreement (if any) between the Company and the Executive regarding indemnification, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Term. In addition, Executive shall participate in directors and officers insurance, if any, maintained by the Company from time to time on the same terms and conditions as other senior executives or directors of the Company.
8.4.    Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.
8.5.    Payments Following Executive’s Death. Any amounts payable to the Executive pursuant to this Employment Agreement that remain unpaid at the Executive’s death shall be paid to the Executive’s estate.
8.6.    Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	CVR ENERGY, INC. 2277 Plaza Drive, Suite 500 Sugar Land, TX 77479 Attention: General Counsel Facsimile: (913) 982-0976
with a copy to:	Proskauer Rose LLP Eleven Times Square New York, NY 10036 Attention: Andrea S. Rattner, Esq. Facsimile: (212) 969-2900
If to the Executive:	John J. Lipinski
At the last known principal residence address reflected in the payroll records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party hereto notice in the manner then set forth.
8.7.    Governing Law. This Employment Agreement shall be governed and interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of Texas without giving effect to the conflict of laws principles thereof. Any unresolved dispute arising out of this Employment Agreement shall be litigated solely in any court of competent jurisdiction in the State of Texas; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks.
8.8.    Waiver of Jury Trial. THE PARTIES HERETO AGREE TO WAIVE THE RIGHT TO A TRIAL BY JURY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EXECUTIVE, AND EXECUTIVE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS EMPLOYMENT AGREEMENT BELOW.
8.9.    Severability. If any paragraph or part or subpart of any paragraph in this Employment Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Employment Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Employment Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from this Employment Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Employment Agreement shall remain in full force and effect.
8.10.    Entire Agreement. From and after the Commencement Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements (including the Prior Employment Agreement) and understandings, both written and oral, relating to any employment of the Executive by the Company or any of its Affiliates.
8.11.    Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
8.12.    Binding Effect. The terms of this Employment Agreement shall be binding upon the Executive, the Executive’s heirs, executors, assigns, administrators and legal representatives, and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any successor to all or substantially all of the business and/or assets of the Company.
8.13.    General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.
8.14.    Mitigation. Notwithstanding any other provision of this Employment Agreement, (a) the Executive will have no obligation to mitigate damages for any breach or termination of this Employment Agreement by the Company, whether by seeking employment or otherwise and (b) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.
8.15.    Company Actions. Any actions, approvals, decisions, or determinations to be made by the Company under this Employment Agreement shall be made by the Board, except as otherwise expressly provided herein. For purposes of any references herein to the Board’s designee, any such reference shall be deemed to include such officers of the Company, or committees of the Board, as the Board may expressly designate from time to time for such purpose.
8.16.    Survival. All provisions of this Employment Agreement which by their terms, contain continuing obligations by Executive shall survive termination of this Employment Agreement, including without limitation, the covenants, duties and obligations under Sections 3.4, 3.5 and 4 hereof.
8.17.    Definitions. In addition to the defined terms set forth throughout this Employment Agreement, the capitalized terms set forth on Appendix B shall have the respective meanings set forth thereon and are incorporated by reference into this Employment Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

CVR ENERGY, INC.
/s/ John J. Lipinski John J. Lipinski	By: /s/ John R. Walter Name: John R. Walter Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Employment Agreement]

APPENDIX A

Performance Unit Agreement

APPENDIX B

Definitions

“Affiliate” means any Person that a Person either directly or indirectly through one or more intermediaries is in common control with, is controlled by or controls, each within the meaning of the Securities Act of 1933, as amended.
“Cause” shall mean shall mean that the Executive has engaged in any of the following: (i) willful misconduct or breach of fiduciary duty; (ii) intentional failure or refusal to perform reasonably assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within 10 business days; provided, however, that the Executive’s refusal to participate in or perform any act on behalf of the Company which upon advice of counsel the Executive in good faith believes is illegal or unethical shall not constitute Cause; (iii) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its Affiliates or their reputation or the ability of the Executive to perform Executive’s employment-related duties or to represent the Company and its Affiliates); provided, however, that (A) if the Executive is terminated for Cause by reason of Executive’s indictment pursuant to this clause (iii) and the indictment is subsequently dismissed or withdrawn or the Executive is found to be not guilty in a court of law in connection with such indictment, then the Executive’s termination shall be treated for purposes of this Employment Agreement as a termination by the Company other than for Cause, and the Executive will be entitled to receive (without duplication of benefits and to the extent permitted by law) the payments and benefits set forth in Section 3.2(a) and, to the extent either or both are applicable, Section 3.2(b) and Section 3.2(e), following such dismissal, withdrawal or finding, payable in the manner and subject to the conditions set forth in such Sections and (B) if such indictment relates to environmental matters and does not allege that the Executive was directly involved in or directly supervised the action(s) forming the basis of the indictment, Cause shall not be deemed to exist under this Employment Agreement by reason of such indictment until the Executive is convicted or enters a plea of guilty or nolo contendere in connection with such indictment; or (iv) material breach of the Executive’s covenants in Section 4 of this Employment Agreement or any material written policy of the Company or any Affiliate after written notice of such breach and failure by the Executive to cure such breach within 10 business days; provided, however, that no such notice of, nor opportunity to cure, such breach shall be required hereunder if the breach cannot be cured by the Executive.
“Change in Control” means the occurrence of any of the following:
(a)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting

Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company, any Principal Stockholder or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
(b)    The consummation of:
(i)    A merger, consolidation or reorganization of a Person (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:
(A)    the shareholders of the Company immediately before such Merger, or one or more Principal Stockholders, own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(B)    the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(C)    no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Subsidiary, (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, or (5) any Principal Stockholder, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.
(ii)    A complete liquidation or dissolution of the Company; or
(iii)    The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to a Subsidiary or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company’s shareholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
“Change in Control Related Termination” shall mean a termination of the Executive’s employment by the Company other than for Cause or Executive’s resignation for Good Reason, in each case within the one hundred twenty (120) day period prior to the date of a Change in Control and (A) the Executive reasonably demonstrates that such termination or the basis for resignation for Good Reason occurred in anticipation of a transaction that, if consummated, would constitute a Change in Control, (B) such termination or the basis for resignation for Good Reason occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (C) the Executive reasonably demonstrates that such termination or the basis for resignation for Good Reason was implemented at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control. For the avoidance of doubt, the occurrence of a Change in Control Related Termination is conditioned upon the consummation of a Change in Control during the period specified above.
“Code” means the Internal Revenue Code of 1986, as amended.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning.
“Disability” shall mean that: (i) the Executive is unable to perform his duties hereunder as a result of illness or physical injury for a period of at least 90 days; (ii) the Executive is entitled to receive payments under the Company’s long-term disability insurance plan; (iii) the Executive has started to receive such disability insurance payments; and (iv) no person has contested or questioned the Executive’s right to receive such payments or, if such payments have been contested, the Company has irrevocably and unconditionally agreed to pay the Executive such amounts as will net to the Executive after reduction for applicable federal and state income taxes the same amount as he would have received after such taxes from such insurance.
“Good Reason” shall mean a resignation by the Executive within 30 days following the date on which the Company has engaged in any of the following (each a “Good Reason Event”): (i) the assignment of duties or responsibilities to the Executive that reflect a material diminution of the Executive’s position with the Company; provided, however, that the hiring of a chief executive officer by CVR GP, LLC shall not be a Good Reason Event if, immediately thereafter, the Executive is the executive chairman of CVR GP, LLC; (ii) a relocation of the Executive’s principal place of employment that increases the Executive’s commute by more than 50 miles; (iii) a reduction in the Executive’s Base Salary, other than across-the-board reductions applicable to similarly situated employees of the Company; or (iv) a Change in Control in which the Executive does not concurrently receive an employment contract substantially in the form of this Employment Agreement from the successor company; provided, however, that the Executive must provide the Company with notice promptly following the occurrence of any of the foregoing and at least 20 business days to cure. Notwithstanding the foregoing, if a Good Reason Event occurs upon or following a Change in Control and prior to the 10th business day prior to the first anniversary of the Change in Control, a resignation for Good Reason (i) may not be effective prior to the 90th day after the date of the occurrence of the Change in Control and (ii) may be effective at any time within the period commencing 90 days after the date of the occurrence of the Change in Control and ending on the first anniversary of the date of the occurrence of the Change in Control; provided, however, that the Executive must provide the Company with notice of the occurrence of the Good Reason Event and at least 10 business days to cure.
“Person” or “person,” shall mean any individual, partnership, limited partnership, corporation, limited liability company, trust, foundation, estate, cooperative, association (except his homeowners association, if any), organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity, whether or not conducted for profit.
“Principal” means Carl Icahn.
“Principal Stockholder” means any of IEP Energy LLC, any Affiliate of IEP Energy LLC, the Principal and any Related Party.
“Related Party” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.
“Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.